Exhibit 99.1

May 8, 2019

Fellow Shareholders,

Roku had an outstanding first quarter, delivering better-than-expected financial results with strong business momentum. As a result, we are increasing our financial outlook for 2019. The strength of our brand, the scale of our active account base, the advantages of our purpose-built streaming OS, and the engagement of our users make Roku an increasingly important partner for content publishers, advertisers and TV manufacturers. The shift to streaming and away from linear TV and legacy distribution platforms has enormous momentum. We estimate that in Q1 2019 more than one-in-three smart TVs sold in the U.S. were Roku TVs, making the Roku OS the #1 selling smart TV OS in the U.S.

A few Q1 2019 highlights:

•	Total net revenue grew 51% YoY to $206.7 million;
•	Platform revenue increased 79% YoY to $134.2 million;
•	Gross profit rose 60% YoY to $100.9 million;
•	Active accounts were up 2.0 million incrementally vs. Q4 2018 to 29.1 million;
•	Streaming hours increased 1.6 billion hours vs. Q4 2018 to 8.9 billion;
•	Average Revenue Per User (ARPU) was $19.06 on a TTM basis, up $1.11 vs. Q4, and up 27% YoY;
•	Roku monetized video ad impressions again more than doubled YoY in the quarter.

Roku Q1 2019 Shareholder Letter	1

Key Operating Metrics	Q1 18	Q2 18	Q3 18	Q4 18	Q1 19	YoY %
Active Accounts (millions)	20.8	22.0	23.8	27.1	29.1	40%
Streaming Hours (billions)	5.1	5.5	6.2	7.3	8.9	74%
ARPU ($)	$15.07	$16.60	$17.34	$17.95	$19.06	27%

Summary Financials ($ in millions)	Q1 18	Q2 18	Q3 18	Q4 18	Q1 19	YoY %
Platform revenue	$75.1	$90.3	$100.1	$151.4	$134.2	79%
Player revenue	61.5	66.5	73.3	124.3	72.5	18%
Total net revenue	136.6	156.8	173.4	275.7	206.7	51%
Platform gross profit	53.4	63.0	70.5	109.4	93.8	76%
Player gross profit	9.7	14.7	8.4	2.9	7.1	-27%
Total gross profit	63.1	77.8	79.0	112.3	100.9	60%
Platform gross margin %	71.1%	69.8%	70.5%	72.2%	69.9%	-120	bps
Player gross margin %	15.8%	22.2%	11.5%	2.4%	9.8%	-600	bps
Total gross margin %	46.2%	49.6%	45.6%	40.7%	48.8%	260	bps
R&D	34.1	40.2	45.4	51.0	55.7	63%
Sales and marketing	20.3	22.3	25.6	34.6	33.8	66%
G&A	15.6	15.4	19.8	21.2	22.1	42%
Total operating expenses	70.0	77.9	90.7	106.8	111.6	59%
Income (loss) from operations	(6.9)	(0.1)	(11.7)	5.5	(10.7)	-56%
Adjusted EBITDA [1]	(0.8)	7.1	2.0	24.5	10.0	nm
Adjusted EBITDA margin %	-0.6%	4.5%	1.1%	8.9%	4.8%	540	bps

Outlook ($ in millions)	Q2 2019E			Full Year 2019E
Total net revenue	$220-$225			$1,030-$1,050
Total gross profit	$98-$103			$465-$475
Net income (loss)	($30)-($25)			($75)-($65)
Adjusted EBITDA [2,3]	($10)-($5)			$10-$20
[1] Refer to the reconciliation of net loss to adjusted EBITDA in the non-GAAP information in the tables accompanying this letter.
[2] Full Year 2019E reconciling items between net loss and non-GAAP adjusted EBITDA consist of stock-based compensation of $75 million, and depreciation and amortization and other income of $10 million.

[3] Q2 2019E reconciling items between net loss and non-GAAP adjusted EBITDA consist of stock-based compensation of approximately $18 million, and depreciation and amortization and other income of $2 million.

Q1 highlights

Q1 results exceeded our outlook for revenue, gross profit and adjusted EBITDA, driven by strong operational execution, robust active account growth and the strengthening shift to streaming.

We saw strong Q1 sales for both Roku TVs and players. We estimate that Roku TVs sold by our OEM partners accounted for more than one-in-three smart TVs sold in the U.S. in Q1, as we gained significant market share. Meanwhile, Q1 player unit sales were up 21% year-over-year. Our strategy of offering players at appealing prices to drive account growth led to a 4% year-over-year drop in player ASPs.

Roku platform engagement continues to strengthen, as more content shifts to streaming and more consumers cut the cord. Per household streaming grew to an average of roughly 3.5 hours a day per active account, representing nearly half of average U.S. per-household daily viewing. Although streaming hour growth does not correlate directly to ARPU on a period-

Roku Q1 2019 Shareholder Letter	2

by-period basis, increased user engagement reflects our popularity and brand affinity and should drive higher monetization over the long run.

Q1 platform revenue grew 79% year-over-year, driven by broad-based strength across SVOD and TVOD distribution revenue shares, audience development revenue and video advertising sales. Q1 monetized video ad impressions across the platform more than doubled, and we expect that trend to continue throughout 2019.

We also had a strong quarter for The Roku Channel, which now offers access to more than 10,000 free ad-supported movies and TV episodes and more than two dozen live streaming channels. In Q1, we added Premium Subscriptions to The Roku Channel, which now offers more than 30 premium content services, including HBO, SHOWTIME, EPIX, and STARZ. We’re excited about the growth of The Roku Channel, which offers ad-supported content, live programming, and Premium Subscriptions all in a friendly, consistent UI, with a single login and one bill.

We ended the quarter with $290 million of cash, cash equivalents, restricted cash and short-term investments which included net proceeds of $98 million from the sale of Class A common stock in at-the-market offering transactions during the quarter.

Accelerating Industry Trends: The Biggest Networks and Talent are Moving to Streaming

Viewers and content publishers are shifting to streaming and away from linear TV and legacy pay TV services. U.S. cable and satellite TV companies lost more than 3 million subscribers last year – and they lost more than 1 million more in Q1 2019. Total live linear TV viewing hours among 18 to 34 year-olds is down more than 50% since 2010.  And giants like Disney, Apple, AT&T, Viacom, Comcast and others are creating new streaming services, spending billions of dollars to create and license original content. For the first time, in 2018, Netflix received more Emmy nominations than any other content producer and tied HBO with 23 Emmys. A recent analysis by Pivotal Research Group estimates that streaming now makes up 1-in-6 TV hours among 18 to 49 year-olds.

Lost in the headlines is that all the new “direct to consumer” services, whether SVOD or AVOD need streaming platforms like Roku to actually reach their desired TV audiences. As the TV streaming market evolves, we see subscription-based and ad-supported business models co-existing and attracting substantial consumer audiences, with revenue participation for Roku in both models. We believe the expanding roster of direct-to-consumer services makes the Roku platform even more appealing to consumers seeking increased content choice and control.

Roku provides content creators access to a vast and highly engaged audience, as well as sophisticated audience development tools to help content creators attract and retain viewers. Using machine learning, we help content partners target new audiences that are more likely to subscribe to their services. Roku participates economically in the growth of SVODs through revenue-sharing, interactive display ads on the home screen, promotions in the new account sign-up flow, branded buttons on remotes and consumer promotion campaigns.

While SVOD launches have attracted the most attention, the AVOD sector also continues to grow. In recent months, Viacom acquired Pluto, and Amazon and others have expanded their free ad-supported content offerings. The expanded interest in AVOD raises the profile of the streaming advertising opportunity, benefitting Roku and the ecosystem.

While traditional linear TV ads still make up the bulk of TV ad budgets, TV advertisers are beginning to commit more ad budgets to OTT, and we expect this trend to gain even more momentum and eventually catch up with the shift in viewing behavior towards OTT. Roku accesses AVOD inventory through content distribution agreements that provide Roku with a defined split of available inventory (or video ad impressions), through access to inventory at pre-negotiated CPM rates or through aggregation points like The Roku Channel where we control 100% of the ad inventory.

Roku Q1 2019 Shareholder Letter	3

Roku’s Brand Strength

Our brand strength reflects our commitment to delivering a compelling, high-value user experience. Survey data shows that roughly 60% of consumers who buy Roku TVs say that the Roku brand was an important factor when selecting a smart TV. Meanwhile, brand awareness and engagement of The Roku Channel continues to grow. Roughly 40% of new users surveyed said access to The Roku Channel positively influenced their purchase decision.

The Roku brand also resonates well with retailers. We saw Roku player growth accelerate throughout 2018, and we’re seeing continued very rapid growth from Roku TVs in 2019.

Roku is the leading TV streaming platform for cord cutters. We estimate that more than half of our active accounts are “cord-cutters” or “cord-nevers.” According to eMarketer, Roku’s share of cord cutters increased to 45% this year from 37% in 2018. Consumers continue to look for value and choice, and as a neutral platform we continue to capture a greater share of users seeking to complement premium subscription services with free ad-supported content. In a recent customer survey of Roku cord-cutters, 98% said they would never go back to a traditional pay TV package. This trend further reinforces our position with advertisers who are looking for unduplicated incremental reach at scale.

The Power of the Roku Platform

As a TV streaming pioneer, Roku has developed a unique platform that connects millions of users to the streaming content they love, enables content publishers to build and monetize large audiences, and provides advertisers with unique capabilities to engage consumers. We derive fundamental advantages from continually building and extending the Roku platform:

•

Roku OS purpose-built for TV streaming. Roku OS is purpose-built to manage TV streaming, integrating our streaming software, APIs, user interface, advertising technology stack, billing services and data insight tools. We continue to invest significantly in the Roku OS, and we believe it is unmatched by other platforms.

•

Delivering hard to reach unduplicated OTT audience. Our ad platform helps TV advertisers reach audiences that are increasingly unavailable through traditional TV advertising. Our ability to deliver unduplicated incremental reach is unique to the ad industry and great for advertisers. With the Roku platform, advertisers can focus on reaching their targeted audience instead of guessing who might be watching a particular movie or show. Most channels on the platform do not have the individual scale or reach to attract the attention of large advertisers, but by buying ads across the platform, they can achieve the scale they seek.

•

Powerful data analytics engine. Users have a direct relationship with Roku. We provide their TV streaming home screen, billing services and content recommendations. We gain detailed insights about our users and their behavior on our platform. Our first-party data enables us to develop actionable insights to improve our user experience, as well as to enable our content publishers and advertisers to find relevant users and engage them.

•

Neutral OTT platform. We are a neutral OTT platform, making us an attractive partner. We do not focus on competing with content publishers on our platform, but instead, look to partner with publishers to build their audiences and maximize our mutual success. Unlike rival platforms, we have not developed original programming and do not have our own subscription service or video on-demand store. Nor do we compete directly with our retailers or our TV brand partners. We also endeavor to build trust with our users by providing unbiased search results and recommendations.

•

Ability to power TV streaming at low cost. The Roku OS is designed for exceptional performance using relatively low-cost hardware. This approach enables us to drive account growth by offering Roku players at great value to consumers. We also believe we will be able to continue to drive active account growth from our TV brand partnerships. The low bill of materials required to run the Roku OS enables our TV brand license partners to build smart TVs using our operating

Roku Q1 2019 Shareholder Letter	4

system that are more competitively priced. As smart TVs take over most of the overall TV installed base over time, we believe we can power a very large portion of TVs based on our unique solution for TV brands.

Outlook

For 2019, we remain confident in our outlook for reaching over $1 billion in revenue, with our raised outlook representing roughly 40% year-over-year growth at the midpoint, up from 36% year-over-year in our prior outlook. Based on the continued strength of our Platform business, we now expect Platform revenue to represent roughly two-thirds of total revenue. We are raising our total gross profit outlook to roughly $470 million, up from roughly $453 million previously. We are still focused on investing in our business by managing the business to roughly EBITDA break-even in 2019, but with Q1 upside, we are raising our full year adjusted EBITDA outlook to a range of $10 million to $20 million.

Our Q2 outlook calls for 42% year-over-year revenue growth to nearly $223 million at the midpoint. Gross profit of roughly $101 million reflects continued strength of the Platform business.  We anticipate sequential increases in operating expenses in Q2 and beyond from our investments in talent, product development, and the impact of a recently signed additional lease.  As a result, we expect adjusted EBITDA loss to be roughly $7.5 million in Q2 at the midpoint.

Conclusion

Roku continues to execute well in a rapidly evolving marketplace that offers new opportunities to fuel our growth. As leading content companies continue to shift their focus to streaming, Roku’s purpose-built TV streaming OS is uniquely positioned to help them build, engage, retain and monetize OTT audiences. Our large and rapidly growing audience, rich proprietary data and powerful OS allow us to deliver more effective, targeted and measurable viewing and advertising along with unduplicated incremental reach. We are excited to bring the benefits of streaming to millions of customers today and many millions more in the years ahead.

Thanks for your continued support and Happy Streaming!

Sincerely,

Anthony Wood, Founder and CEO

Steve Louden, CFO

Conference Call Webcast – 2 p.m. PST May 8, 2019

The Company will host a webcast of its conference call to discuss the Q1 2019 results at 2 p.m. Pacific Time / 5 p.m. Eastern Time. Participants may access the live webcast in listen-only mode on the Roku investor relations website at ir.roku.com. An archived webcast of the conference call will also be available at ir.roku.com following the call.

About Roku, Inc.

Roku pioneered streaming to the TV. We connect users to the streaming content they love, enable content publishers to build and monetize large audiences, and provide advertisers with unique capabilities to engage consumers. Roku streaming players

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and Roku TVTM models are available around the world through direct retail sales and licensing arrangements with TV OEMs and service operators. Roku is headquartered in Los Gatos, Calif. U.S.A.

Roku, the Roku logo and other trade names, trademarks or service marks of Roku appearing in this shareholder letter are the property of Roku. Trade names, trademarks and service marks of other companies appearing in this shareholder letter are the property of their respective holders.

Investor Relations ir@roku.com	Press Tricia Mifsud tmifsud@roku.com

Use of Non-GAAP Measures

In addition to financial information prepared in accordance with generally accepted accounting principles in the United States (GAAP), this shareholder letter includes certain non-GAAP financial measures. These non-GAAP measures include Adjusted EBITDA. In order for Roku’s investors to be better able to compare its current results with those of previous periods, Roku has included a reconciliation of GAAP to non-GAAP financial measures in the tables at the end of this letter. The Adjusted EBITDA reconciliation adjusts the related GAAP financial measures to exclude other income (expense), net, stock-based compensation expense, depreciation and amortization, and income tax expense where applicable. We believe these non-GAAP financial measures are useful as a supplement in evaluating our ongoing operational performance and enhancing an overall understanding of our past financial performance. However, these non-GAAP financial measures have limitations, and should not be considered in isolation or as a substitute for our GAAP financial information.

Forward-Looking Statements

This shareholder letter contains “forward-looking” statements that are based on our beliefs and assumptions and on information currently available to us. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “continue,” “could,” “design,” “estimate,” “expect,” “may,”  “seek,” “should,” “will,” “would” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements represent our beliefs and assumptions only as of the date of this letter. These statements include our financial outlook for the second quarter of 2019 and for the full fiscal year, the growth in active accounts, monetization of ARPU, the growth and evolution of the TV streaming market,  the decline in cable video subscribers and the shift of advertising to OTT, strength and monetization of the Roku brand and platform, growth of video ad impressions on the Roku platform, the amount, uses and impact of executing an additional lease and our talent and research and development investments, the reach and popularity of The Roku Channel, the role of our operating system and platform in the transition of TV viewing and TV advertising to streaming, and our overall business trajectory. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future. Further information on factors that could cause actual results to differ materially from the results anticipated by our forward-looking statements is included in the reports we have filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2018.  Additional information will also be available in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019.  All information provided in this shareholder letter and in the tables attached hereto is as of May 8, 2019, and we undertake no duty to update this information unless required by law.

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ROKU, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data)

(unaudited)

	Three Months Ended
	March 31, 2019	March 31, 2018
Net Revenue:
Platform	$134,153	$75,077
Player	72,509	61,499
Total net revenue	206,662	136,576
Cost of Revenue:
Platform (1)	40,364	21,666
Player (1)	65,407	51,798
Total cost of revenue	105,771	73,464
Gross Profit:
Platform	93,789	53,411
Player	7,102	9,701
Total gross profit	100,891	63,112
Operating Expenses:
Research and development (1)	55,738	34,126
Sales and marketing (1)	33,807	20,318
General and administrative (1)	22,086	15,570
Total operating expenses	111,631	70,014
Income (Loss) from Operations	(10,740)	(6,902)
Other Income, Net:
Interest expense	(98)	(51)
Other income, net	967	448
Total other income, net	869	397
Income (Loss) Before Income Taxes	(9,871)	(6,505)
Income tax (benefit) expense	(139)	129
Net Income (Loss) Attributable to Common Stockholders	$(9,732)	$(6,634)
Net Income (Loss) per share attributable to common stockholders—basic and diluted	$(0.09)	$(0.07)
Weighted-average shares used in computing net loss per share attributable to common stockholders—basic and diluted	110,877	99,488

(1)	Stock-based compensation was allocated as follows:
	Three Months Ended
	March 31, 2019	March 31, 2018
Cost of platform revenue	$59	$19
Cost of player revenue	243	44
Research and development	8,532	2,296
Sales and marketing	5,166	1,110
General and administrative	3,864	960
Total stock-based compensation	$17,864	$4,429

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ROKU, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except share data)

(unaudited)

	As of
	March 31, 2019	December 31, 2018
Assets
Current Assets:
Cash and cash equivalents	$236,500	$155,564
Short-term investments	27,401	42,146
Restricted cash	26,350	—
Accounts receivable, net of allowances	174,195	183,078
Inventories	33,398	35,585
Prepaid expenses and other current assets	21,888	15,374
Deferred cost of revenue, current	636	1,188
Total current assets	520,368	432,935
Property and equipment, net	30,777	25,264
Operating lease right-of-use assets	71,013	—
Intangible assets, net	1,338	1,477
Goodwill	1,382	1,382
Other non-current assets	3,254	3,939
Total Assets	$628,132	$464,997
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued liabilities	$146,923	$148,562
Deferred revenue, current	41,939	45,442
Total current liabilities	188,862	194,004
Deferred revenue, non-current	15,297	19,594
Operating lease liability, non-current	59,950	—
Other long-term liabilities	3,089	6,748
Total Liabilities	267,198	220,346
Stockholders’ Equity:
Preferred stock, $0.0001 par value	—	—
Common stock, $0.0001 par value	11	11
Additional paid-in capital	624,550	498,553
Accumulated other comprehensive income (loss)	1	(17)
Accumulated deficit	(263,628)	(253,896)
Total stockholders’ equity	360,934	244,651
Total Liabilities and Stockholders’ Equity	$628,132	$464,997

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ROKU, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)

(unaudited)

	Three Months Ended
	March 31, 2019	March 31, 2018
Cash flows from operating activities:
Net loss	$(9,732)	$(6,634)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,849	1,656
Stock-based compensation expense	17,864	4,429
Provision for doubtful accounts	181	201
Non-cash interest expense	344	—
Loss from exit of facilities	—	129
Amortization of premiums on short-term investments	(182)	—
Changes in operating assets and liabilities:
Accounts receivable	8,702	26,986
Inventories	2,187	(5,430)
Prepaid expenses and other current assets	(8,116)	(11,643)
Operating lease right-of-use assets	3,440	—
Deferred cost of revenue	552	2,090
Other noncurrent assets	685	(353)
Accounts payable and accrued liabilities	(18,606)	(18,474)
Operating lease liabilities	(2,491)	—
Other long-term liabilities	(581)	(118)
Deferred revenue	(7,800)	(7,476)
Net cash used in operating activities	(10,704)	(14,637)
Cash flows from investing activities:
Purchase of property and equipment	(5,071)	(3,407)
Purchases of short-term investments	(12,365)	—
Sales/maturities of short-term investments	27,310	—
Net cash provided by (used in) investing activities	9,874	(3,407)
Cash flows from financing activities:
Proceeds from equity issued under incentive plans	10,091	1,544
Proceeds from equity issued under at-the-market program, net of offering costs	98,025	—
Net cash provided by financing activities	108,116	1,544
Net Increase (Decrease) in cash, cash equivalents and restricted cash	107,286	(16,500)
Cash, cash equivalents and restricted cash—Beginning of period	155,564	177,250
Cash, cash equivalents and restricted cash—End of period	$262,850	$160,750
Cash, cash equivalents and restricted cash at end of period:
Cash and cash equivalents	236,500	160,750
Restricted cash	26,350	—
Cash, cash equivalents and restricted cash—End of period	$262,850	$160,750
Supplemental disclosures of cash flow information:
Cash paid for interest	$542	—
Cash paid for income taxes	$557	$180
Supplemental disclosures of non-cash investing and financing activities:
Unpaid portion of property and equipment purchases	$4,769	$1,460
Unpaid portion of at-the-market offering costs	$249	—

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ROKU, INC.

NON-GAAP INFORMATION (in thousands, except per share data)

(unaudited)

	Three Months Ended
	March 31, 2019	March 31, 2018
Reconciliation of Net Loss to Adjusted EBITDA:
Net loss	$(9,732)	$(6,634)
Other income, net	(869)	(397)
Stock-based compensation	17,864	4,429
Depreciation and amortization	2,849	1,656
Income tax (benefit) expense	(139)	129
Adjusted EBITDA	$9,973	$(817)

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